SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                          Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:
                        [X] Preliminary Proxy Statement
                [ ] Confidential, for Use of the Commission Only
                       (as permitted by Rule 14A-6(e)(2))
                         [ ] Definitive Proxy Statement
                      [ ] Definitive Additional Materials
                   [ ] Soliciting Material Pursuant to 14a-12

                       Information Architects Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

                        Payment of Filing Fee (Check the
                               appropriate box):

                              [X] No fee required.

                [ ] Fee computed on table below per Exchange Act
                          Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies: N/A

      2) Aggregate number of securities to which transaction applies: N/A

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

            4) Proposed maximum aggregate value of transaction: N/A

                             5) Total fee paid: N/A

               [ ] Fee paid previously with preliminary materials.

  [ ] Check box if any part of the fee is off set as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                         1) Amount Previously Paid: N/A

              2) Form, Schedule or Registration Statement No.: N/A

                              3) Filing Party: N/A

                               4) Date Filed: N/A

INFORMATION ARCHITECTS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the Information Architects Corporation (the "Company") Annual Meeting of Shareholders will be held at Information Architects Corporate Headquarters, 4064 Colony Road, Charlotte, North Carolina 28211 on June 14, 2002 at 3:00 P.M. for the following purposes as set forth in the accompanying proxy statement:

To elect five directors to serve for a term of one year;

To ratify the selection and appointment by the Company's Board of Directors of Holtz Rubenstein & Co. LLP, independent certified public accountants, as auditors for the Company for the year ending December 31, 2002; and

To transact such other business as may properly come before the meeting or any adjournments thereof.

Holders of record, of the Company's Common Stock and Preferred Stock at the close of business on April 24, 2002, will be entitled to vote at the meeting. A list of such shareholders will be available for examination by a shareholder for any purpose germane to the meeting during ordinary business hours at the offices of the Company at 4064 Colony Road, Charlotte, North Carolina 28211, during the ten business days prior to the meeting.


By Order of the Board of Directors
Robert F. Gruder, Chairman

Dated: April 12, 2002

Whether or not you plan to attend the meeting, please date and sign the enclosed proxy and return it in the envelope provided. Any person giving a proxy has the power to revoke it at any time prior to its exercise and, if present at the meeting, may withdraw it and vote in person. Attendance at the meeting is limited to shareholders, their proxies and invited guests of the Company.

                       INFORMATION ARCHITECTS CORPORATION
                                4064 Colony Road
                        Charlotte, North Carolina 28211

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 14, 2002

                                PROXY STATEMENT

This Proxy Statement is furnished to you in connection with the solicitation by the Board of Directors of proxies to be voted at the Information Architects Corporation Annual Shareholder's Meeting (the "Meeting") to be held at Information Architects Corporate Headquarters, 4064 Colony Road, Charlotte, North Carolina 28211 at 3:00 P.M. on June 14, 2002 and at any adjournments thereof. The purpose of the Meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Shareholders. The Board of Directors knows of no other business that will come before the Meeting.

Shareholders of record of Common Stock and Preferred Stock at the close of business on April 24, 2002 are entitled to notice of and to vote at the Meeting or any adjournments thereof. Proxies for use at the Meeting are being mailed to shareholders on or about May 3, 2002 together with a copy of the Company's Annual Report on Form 10-K. On April 12, 2002, 6,492,286 shares of Common Stock and 95,500 shares of Preferred Stock were outstanding. Each outstanding share of Common Stock will be entitled to one vote on each matter. Each outstanding share of Preferred Stock is entitled to vote its underlying Common Stock equal to five-sevenths of the number of full shares of Common Stock into which such shares of Preferred Stock could then be converted. As of April 24, 2002, one share of Preferred Stock was convertible into two shares of Common Stock. The present officers and directors of the Company, holding approximately 15% of the outstanding Common Stock, intend to vote "For" all the proposals set forth herein.

                                HOW YOU CAN VOTE

Remember, it is important to return your proxy. If you don't return a signed proxy, vote by phone or the internet or vote in person at the meeting, we cannot even count your shares toward a quorum which may mean that we cannot move forward on any issues. It is imperative that you at least send in a signed proxy so we can have a valid shareholder meeting. If you return your signed proxy before the Annual Meeting of Shareholders is held, the proxy holders will vote your shares as you direct. You can specify on your proxy, whether your shares should be voted for all, some or none of the nominees for directors. IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, THE PROXY HOLDERS WILL VOTE THEM "FOR" THE ELECTION FOR ALL NOMINEES FOR DIRECTORS UNDER "ELECTION OF DIRECTORS" AND "FOR" THE OTHER PROPOSAL DESCRIBED IN THIS PROXY STATEMENT.

Under rules followed by the National Association of Securities Dealers, Inc. ("NASDAQ"), brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. With respect to the other proposal presented to shareholders, no broker may vote shares held for customers without specific instruction from such customers. A majority of the total outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

                                 REQUIRED VOTES

Under the laws of the State of North Carolina, assuming a quorum of the Company's outstanding shares exists, the affirmative vote of the holders of a majority of the votes cast at the Meeting in favor of an action must exceed the votes cast against the action to approve each of the Proposals.

                             REVOCATION OF PROXIES

Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it any time before it is exercised. It may be revoked:

- by filing with the Company's Secretary an instrument of revocation;
- by presenting at the Meeting a duly executed proxy bearing a later date; or
- by attending the Meeting and electing to vote in person.

                            EXPENSE OF SOLICITATION

The cost of soliciting proxies, which also includes the preparation, printing and mailing of this Proxy Statement, will be borne by the Company. The Company, primarily through the United States Postal Service, will make solicitation. The Company may also retain the services of a proxy solicitation firm. The Company has not made any arrangements to do so as of the date of this Proxy Statement, and does not presently have estimates as to the cost of such services. Directors, officers and regular employees of the Company may solicit proxies personally, by telephone or telegram. The Company will request brokers and nominees to obtain voting instructions of beneficial owners of stock registered in their names and will reimburse them for any expenses incurred in connection therewith.

                    ----------------------------------------

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

The Company's Board of Directors currently consists of five directors. The Board of Directors may fill a vacancy or vacancies that occur during the year, and any directors so approved must stand for reelection at the next annual meeting of shareholders. The nominees for directors, to be voted on by shareholders, are Messrs. Gruder, Dudchik, Green, Van Pelt, and Ganis.

The Company's present directors have nominated all of the Company's current directors for election. All nominees have consented to be named and have indicated their intent to serve, if elected. The Company has no reason to believe that any of these nominees are unavailable for election. However, if any of the nominees become unavailable for any reason, the persons named as proxies may vote for the election of such other person or persons for such office as the Board of Directors of the Company may recommend in the place of such nominee or nominees. It is intended that proxies, unless marked to the contrary, will be voted in favor of the election of Messrs. Gruder, Dudchik, Green, Van Pelt, and Ganis.

       THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR"
                  THE ELECTION OF THE FOLLOWING FIVE NOMINEES.

Certain information regarding each nominee is set forth in the table and text below. The following table sets forth the name, age and term of office as director for each nominee for election as director and his present position(s) with the Company:
                                        Director
Director                Age             Since           Position
-----------------       ---             --------        -------------------
Robert F. Gruder        43              1989            Chief Executive Officer,
                                                        President and Chairman
                                                        of the Board
Thomas J. Dudchik       42              1996            Senior Executive Vice
                                                        President and Director
Larry R. Green          57              2001            Director
Wells Van Pelt          54              2002            Director
Marc S. Ganis           43              2002            Director

Messrs. Green, Van Pelt and Ganis currently serve on the Audit Committee which is charged with, among other things, the review with the Company's auditors of the general scope of the Company's annual audit; a review of the annual audit and the auditor's report on the adequacy of internal controls and other findings; review of the auditor's management letter; and the implementation of any corrective measures, if so required. Messrs. Van Pelt and Ganis currently serve on the Compensation Committee, which committee is charged with the review of officers' compensation, bonuses and the granting of stock options. The Company has no other standing Committee. During 2001, no member of the Board attended fewer than seventy-five percent (75%) of the total number of meetings convened by the Board of Directors.

                               DIRECTOR NOMINEES

ROBERT F. GRUDER has served as Chief Executive Officer and Chairman of the Board of Directors since 1989. Prior to his association with the Company and for three years, Mr. Gruder served as president of GEM Technologies, Inc. ("GEM"), a company, which was engaged in developing a computer language compiler (See "Certain Relationships and Related Transactions"). Prior to Mr. Gruder's association with GEM, he was employed at three different banks. Mr. Gruder is a graduate of American University and holds a B.S. degree in finance.

THOMAS J. DUDCHIK joined the Company as Senior Vice President in February 1996. He is responsible for all marketing and investor relations. Prior to joining the Company, Mr. Dudchik served as Deputy Chief of Staff for Connecticut Governor Lowell P. Weicker, Jr. from January 1993 through January 1995. As part of his responsibilities, Mr. Dudchik administered the State of Connecticut's $10 billion annual budget for the 26 major state agencies, covering 50,000 state employees. From February 1991 through December 1992, Mr. Dudchik served as Deputy Commissioner of the Connecticut Department of Environmental Protection. From February 1995 through January 1996, he operated an advertising and sales promotion business. Mr. Dudchik received a B.A. degree from Trinity College.

LARRY R. GREEN is a self-employed attorney and CPA. He has more than 25 years of experience in federal, state and local tax compliance and planning. He has managed and coordinated tax, investment, insurance and estate planning for Fortune 100 clients as well as acting as a liaison for the IRS Coordinated Examination Program for corporate clients. Mr. Green is a certified North Carolina Superior Court mediator and has served as an arbitrator for the NASD and AAA. He received his B.S. in Business Administration and a J.D. in Law from the University of North Carolina at Chapel Hill.

WELLS VAN PELT, has spent over 30 years in the investment industry and is currently employed with UBS Paine Webber. Wells is a graduate of St. Andrews Presbyterian College. During the last 15 years, Wells has served on numerous Boards of Directors and also served as a Trustee of the Holland Society in New York. Mr. Van Pelt also serves as an arbitrator for NASD.

MARC S. GANIS is the founder and President of Sportscorp Ltd., a leading sports industry consulting firm headquartered in Chicago, IL. Marc is a graduate of Northwestern University. He is considered one of the foremost experts in the field of sports business, has testified before the United States Senate, lectures at Harvard University and is utilized by many media outlets for his expertise in the field, including an ongoing role as CNN's Sports Business Expert. Marc has worked on more than 20 successful sports facility related projects with clients including YankeeNets, the St. Louis Rams, State of Connecticut, Houston Rockets and Washington, DC.

                            OTHER EXECUTIVE OFFICERS

Following are the persons who are the executive officers of the Company, their ages, their current title and their positions held during the last five years:

LEON SHKLAR, Ph.D., 45, began as the Company's Vice President of Advanced Technologies in February of 1999. Dr. Shklar is the developer of the patented SmartCode technology. Prior to beginning work with the Company, Dr. Shklar was the Director of Research & Development with Pencom Web Works, a subsidiary of Pencom Systems, Inc. from 1996. Dr. Shklar was awarded a Ph.D. in Computer Science from Rutgers University, New Brunswick, New Jersey in 1996. Prior to his graduation, he worked as a research scientist at Bell Communications Research, Morristown, New Jersey. In parallel to his job at the Company, he is a part-time lecturer at Rutgers University. He has presented tutorials and chaired workshops on Web Access to Legacy Data, Data Modeling, and Web Engineering at international World Wide Web Conferences. For the past three years, Dr. Shklar has been a representative on the Advisory Committee of the World Wide Web Consortium (W3C) and was actively involved in developing the Resource Description Framework (RDF) standard. Dr. Shklar is currently Chief Technology Officer for the Company.

J. WAYNE THOMAS, 49, joined the Company as the Chief Financial Officer in May 1999. Prior to that time, Mr. Thomas held the position of Director of Global Compliance for Electronic Data Systems Corporation ("EDS"). He was charged with the review of worldwide financial processes for controls and compliance. As Controller for the Client Server Sales and Marketing division from 1995 to 1998, Mr. Thomas created a successful sales incentive program. As a Controller in EDS' Transportation Strategic Business Unit from 1993 to 1995, Mr. Thomas provided due diligence and transition assistance for acquisitions. From October of 1990 to 1993, Mr. Thomas was Controller for EDS' Air Transportation division. Mr. Thomas holds a BSBA in Accounting from Indiana University in Pennsylvania. He is a Certified Public Accountant, a Certified Management Accountant and a member of the American Institute of Certified Public Accountants.

STEVEN S. SMITH, 41, began at iA as a Project Manager in November 1996. Prior to that time he served in the United States Air Force for over 11 years including overseas duty assignments and is a Gulf War Veteran. Duties included overseeing production personnel and sensitive electronic computer components for over 140 aircraft. While at Information Architects he has held several positions including Project Manager, Sales Support, Overseeing System Administration, QA, and, Director of Applications Development. In 1998 Mr. Smith streamlined the Y2K conversion processes and production groups by 60% resulting in over 1,200 projects and 350 million lines-of-code to be completed successfully. This included clients such as DuPont, AMD, 3M, International Paper, Lockheed Martin, and various other Fortune 1000 companies. As a member of the architecture group for the Kodak Picture Channel, Mr. Smith designed solutions that would exceed Kodak's needs for their upcoming interactive products. Mr. Smith holds a Bachelor of Computer Science degree from the engineering department at Arizona State University and Associates of Electronics degree from the AFCC. Mr. Smith is currently Vice President of Operations for the Company.

GARRY G. PRICE, 55, joined the Company as Senior Vice President of Sales in April 2002. Prior to joining iA, Mr. Price was Vice President of Sales for The UniLink Group, the electronic commerce experts for three tier distribution markets, where he was responsible for all strategic, corporate and market positioning for the company. During his more than 25 years of management experience, Mr. Price served as a senior sales vice president at software companies such as Dataline Systems, Inc. and Optio Software, a worldwide provider of output customization and delivery solutions for the healthcare and ERP markets. Mr. Price has a proven track record of increasing sales by more than 100% in many of his positions. In addition, Mr. Price held management positions with Lanier Business Products, Pitney Bowes, Inc., and GAF Corporation. Mr. Price is a graduate of Toledo University with a degree in Business.

                              EMPLOYMENT CONTRACTS

Officers serve at the discretion of the Board of Directors subject to any contracts of employment. At the present time, there are no contracts of employment.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Directors are elected to serve until the next annual meeting of shareholders or until their successors are elected and qualified. The Board of Directors held 10 meetings during the calendar year 2001 and also met informally. The Company has a standing Audit Committee and Compensation Committee of its Board of Directors. The Company has no other standing Committees. During 2001, except as set forth below, no member of the Board attended fewer than 75% of the total number of Board or Committee meetings convened by the Board of Directors after being appointed.

Audit Committee. Messrs. Green, Van Pelt and Ganis are independent directors and currently serve on the Audit Committee. The Audit Committee is charged with, among other things, the review with the Company's auditors of the general scope of the Company's annual audit; review of the annual audit, the auditor's report on the adequacy of internal controls and other findings; review of the auditor's management letter; and the implementation of any corrective measures, if so required. The Audit Committee met two times and from time-to-time had informal discussions during the fiscal year ended December 31, 2001.

Compensation Committee. Messrs. Van Pelt and Ganis are independent directors and currently serve on the Compensation Committee. The Compensation Committee is charged with the review of compensation, bonuses and the granting of stock options for the Chief Executive Officer, Chief Financial Officer, Chief Information Officer and other Chief Officers as identified for future positions (known collectively as "C" level officers). The Compensation Committee met from time-to-time by way of informal discussions during the fiscal year ended December 31, 2001.

The Company's outside directors are given the option to receive an award of 15,000 warrants each. The warrants are issued at the fair-market price of the Company's Common Stock on the date of grant, vest one year from the date of grant period and expire after five years. The outside directors do not receive any compensation for their attendance at meetings, but are reimbursed for travel expenses.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms which they file. Based solely on its review of the copies of such forms furnished to the Company during the fiscal year ended December 31, 2001, the Company is unaware of any untimely filings.

                             EXECUTIVE COMPENSATION

        REPORT OF THE COMPENSATION COMMITTEES ON EXECUTIVE COMPENSATION

The Company's Board of Directors approves all compensation decisions with regard to executive officers, including the Chief Executive Officer, based on recommendations from the Compensation Committee. The Compensation Committee is responsible for the establishment of all compensation and benefit programs, as well as the overall monitoring of those programs. The Company's compensation philosophy and executive compensation programs are discussed in this report.

Executive Compensation Philosophy. In general, executive officers who are in a position to make a substantial contribution to the success and growth of the Company should have interests similar to those of the shareholders. Executive officers should be motivated by and benefit from increased stock value. Therefore, the Company believes that executive officers should hold a meaningful equity position in the Company through the purchase of Common Stock and/or the award of options to purchase Common Stock. The Company's Board of Directors believes that the executive compensation program must be competitive with those of other companies of comparable size and complexity in order to attract, retain and motivate talented individuals. The Board believes that the Executives are currently compensated below market rates for comparable positions and therefore, continued use of stock options is highly desirable.

Executive Compensation Program. The Company's compensation program consists of base salary and other incentives, generally in the form of options to purchase Common Stock.

Base Salary. The Compensation Committee generally reviews and determines the relative levels of base salary for executive officers on an annual basis. In determining the levels of base salary for an executive officer, except with respect to the Chief Executive Officer, the Compensation Committee considers relative levels of responsibility and individual and Company performance. The Committee believes that base salaries of the Company's executive officers are below average relative to its national and regional peer companies as the Company continues its transition from a start up company to a more mature status. The Committee will continue to review the base salary levels of executive management to bring them more in line with national and regional peer companies.

Stock Options. An additional important aspect of the Company's compensation program is its use of stock options. The Company has consistently sought to retain and attract key executives through the grant of stock options. Under the 1994 Omnibus Stock Plan, the Committee may grant options to purchase Common Stock to Company employees, including executive officers. Option grants become exercisable over a period of time and generally have an exercise price equal to the fair market value of the Common Stock on the grant date, creating long-term incentives to enhance the value of the Company's Common Stock. The Committee considers the grant of options to executive officers and key managers on an annual basis. The number of options awarded and the related vesting periods are determined based upon management's contribution to Company's future growth and profitability. The options are also intended (a) as additional possible compensation that does not require the Company to pay additional cash expenses as it grows in revenues and (b) to provide flexibility to the Company in its ability to motivate, attract and retain the services of participants upon whose judgment, interest and special effort the successful conduct of its operation is largely dependent. The Committee believes that the use of stock-based incentives ensures that the executive's interests are aligned with the long-term interests of the Company's shareholders.

Chief Executive Officer Compensation. Mr. Robert F. Gruder served as Chief Executive Officer in 2001. Mr. Gruder's base salary remains well below that of other chief executive officers for similar national and regional companies so that as much cash as possible could be used for the growth of the business. In 2001, Mr. Gruder did not receive an additional cash bonus. As the Company emerges from a growth company, the Compensation Committee will continue to review the Chief Executive Officer's compensation to bring it in line with comparable salaries of other Chief Executive Officers at similar national and regional companies.

This report is submitted by the Compensation Committee, which currently consists of the Messrs. Van Pelt and Ganis.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Van Pelt and Ganis currently serve on the Compensation Committee and none of such persons has ever been an officer or employee of the Company.

                                  COMPENSATION

The following tables set forth information with respect to compensation paid by the Company for the services during the three years ended December 31, 2001 of the Company's Chief Executive Officer, Chief Financial Officer and Chief Technology Officer and Senior Executive Vice President for the two years ended December 31, 2001.

                           SUMMARY COMPENSATION TABLE

                                                                              Long Term Compensation
                                                                          -------------------------------
                Annual Compensation
                                                Awards           Payouts
             -------------------------        ----------     --------------
(a)             (b)             (c)             (d)             (e)             (f)             (g)             (h)           (i)
                                                                Other       Restricted      Securities                       All
                                                                Annual         Stock        Underlying          LTIP        Other
Name and Principle                                              Compen-       Awarded        Options/          Payouts     Compen-
   Position       Year           Salary ($)      Bonus ($)      sation ($)      ($)          SARs (#)            ($)       sation($)
----------------- -------       -----------     ----------   -------------- -----------    ------------      ----------  -----------
ROBERT F. GRUDER  2001          $ 150,000       $     -      $       -      $      -          65,000           $   -      $    -
Chief Executive   2000            131,000          64,000            -             -             -                 -           -
Officer           1999            125,000             -              -             -         160,000               -           -

J. WAYNE THOMAS   2001            145,000             -              -             -          25,000               -           -
Chief Financial   2000            130,000          85,000            -             -           5,005               -           -
Officer           1999             84,145          58,000            -             -          20,040               -           -

LEON SHKLAR       2001            150,000             -              -             -             -                 -           -
Chief Technology  2000            127,000             -              -             -          17,005           432,000         -
Officer           1999            111,000             -              -             -          30,055               -           -

THOMAS J. DUDCHIK 2001            100,000             -              -             -          15,000               -           -
Senior Executive  2000             98,000          70,000            -             -               5               -           -
Vice President


The senior executive officers do not currently receive any other personal benefits. The Company offers health insurance to all of its employees. The Company also has a 401(k) program, but during the year 2001, made no contributions.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                      Potential Realizable Value
                                                                                        At Assumed Annual Rates
                                                                                      of Stock Price Appreciation
Individual Grants                                                                           for Option Term
------------------                                                                    ----------------------------
(a)                     (b)             (c)             (d)             (e)               (f)              (g)
                        Number of       % of Total
                        Securities      Options/SARs
                        Underlying      Granted to      Exercise
                        Options/SARs    Employees in    Price           Expiration
Name                    Granted(#)(1)   Fiscal Year     ($/Sh)          Date            5%($)           10% ($)
----------------        -------------   -------------   ---------       -----------   --------        ------------
Robert F. Gruder                65,000          53.5%   $ 6.65          8/14/11         $ 0             $ 0

J. Wayne Thomas                 25,000          20.6%     6.65          8/14/11           0               0

Thomas J. Dudchik               15,000          12.4%     6.65          8/14/11           0               0


(1) All options listed were granted pursuant to the Company's stock option plan. Option exercise prices were at the market price when granted. The options have a term of ten years and vest in one year.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

The following table provides information on option exercises in 2001 by the Named Executive Officers and the value of such officers' unexercised options at December 31, 2001.


                                                                                   Number of Securities
                       Shares                     Underlying Unexercised           Value of Unexercised
                     Aquired on       Value             Options at                In-the-Money Options at
                      Exercise       Realized      December 31, 2001 (#)         December 31, 2001 ($) (1)
Name                    (#)             ($)    Exercisable     Unexercisable   Exercisable     Unexercisable
---------------------------------------------------------------------------------------------------------------------------------
Robert F. Gruder         0             $ 0      160,400            65,000           $ 0               $ 0

J. Wayne Thomas          0               0       25,045            25,000             0                 0

Leon Shklar              0               0       34,655               -               0                 0

Thomas J. Dudchik        0               0       44,525            15,000             0                 0


(1) Represents the difference between the closing price of our common stock on December 31, 2001 ($1.15) and the exercise price of the options.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of April 12, 2002 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock; (ii) each of the Company's officers and directors and (iii) all of the aforementioned as a group:

Names of                Amount and Nature of Beneficial Ownership       Percent
Beneficial Owner (1)       of Common Shares as of 4/12/02               of Class
--------------------    -----------------------------------------       --------
Robert F. Gruder (2)                     1,135,833                        17.5%
Thomas J. Dudchik                           44,753                           *
Larry R. Green                                 -                             -
Wells Van Pelt                               7,900                           *
Marc S. Ganis                                  -                             -
Leon Shklar, Ph.D.                          35,508                           *
J. Wayne Thomas                             25,845                           *
Steven S. Smith (3)                          4,855                           *

TOTALS                                   1,254,694                       19.3%

* Represents less than 1% of the Company's outstanding shares of Common Stock.
(1) Beneficial ownership represents sole voting and investment power. To the Company's knowledge, the only shareholder who beneficially owned more that 5% of the outstanding common shares as of April 12, 2002, was Mr. Gruder.
(2) The business address for Mr. Gruder is: 4064 Colony Road, Charlotte, NC
    28211.
(3) Includes 2,000 shares that may be acquired within 60 days of April 12, 2002, pursuant to outstanding stock options.

                              EMPLOYMENT CONTRACTS

Officers serve at the discretion of the Board of Directors subject to any contracts of employment. At the present time there are no contracts of employment.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GEM TECHNOLOGIES, INC. LAWSUIT SETTLEMENT
The Company has previously reported a lawsuit that was filed against the Company in 1996. The lawsuit involved claims by plaintiffs that they were fraudulently induced to invest in GEM Technologies, Inc. ("GEM"), an unrelated company, and to forego their conversion rights, that GEM wrongly transferred assets to a predecessor company of the Company and that they were entitled to an 8.72 percent interest in GEM, and as such, in iA. The case was tried, and the Court ruled that iA was unrelated to GEM and ruled against Robert F. Gruder on two counts. Plaintiffs were awarded a judgment of $175,000, plus interest and attorneys' fees and expenses. The plaintiffs appealed on the basis that the court denied their claim to convert the notes into iA stock and Mr. Gruder cross-appealed from the relief awarded against him. In addition, the Plaintiffs initiated a lawsuit in the GEM bankruptcy court.

During the second quarter of 2001, a settlement agreement was reached. The terms of this settlement were carried out in the third quarter of 2001. The Company's Board of Directors determined that because the Company was responsible for all costs associated with the suit and because the litigation was so disruptive to the Company as well as a distraction to Management, that rather than prolonging the lawsuit, it was in the best interest of the Company to settle. During the third quarter, iA delivered 55,000 shares of our common stock to the selling shareholder and Mr. Gruder delivered 67,000 shares of our common stock to the selling shareholder and Mr. Gruder delivered a non-negotiable promissory note in the amount of $600,000 to the selling shareholder. In addition, Mr. Gruder paid $1,150,000 comprised of $750,000 that Mr. Gruder had previously given over and $400,000 upon the settlement agreement. Mr. Gruder also deposited 100,000 shares of iA common stock to be held in escrow as security for that note. In connection with the settlement, the selling shareholder released the Company, Mr. Gruder, and Mr. Dudchik from liability under the litigation and dismissed his claims against us, Mr. Gruder and Mr. Dudchik. In addition, iA's offer to participate in the Settlement Agreement served as an inducement to Mr. Gruder to enter into the Settlement Agreement and to absorb the majority of the financial burden of the settlement.

PROPERTIES
Mr. Gruder is a limited partner in the partnership group Two Morrocroft Centre, LLC, which owns the Company's headquarters building located at 4064 Colony Road, Charlotte, North Carolina. In June 1998, the Company entered into a lease with the partnership and began paying annual rent in May 1999. At this time the annual rent is approximately $1,600,000. The lease was negotiated as an arms length transaction, approved by the Board of Directors and the rent is comparable to similar rents in the area.

                           COMPANY PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Common Stock of the Company from June 2, 1997 to December 31, 2001, with the cumulative total return on the NASDAQ Composite Index and the NASDAQ Computer Index over the same period. This graph assumes a $100 investment on June 2, 1997 in the Company's Common Stock and in each of the indices and reinvestment of all dividends, if any.

The graph displayed below is presented in accordance with the Securities and Exchange Commission requirements. You are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. This graph is not intended to reflect the Company's forecast of future financial performance.

                        TOTAL SHAREHOLDER RETURNS GRAPH

------------------------------------------------------------------------------------------------------------------------
                                        6/2/97  12/31/97        12/31/98        12/31/99       12/31/00        12/31/01
------------------------------------------------------------------------------------------------------------------------
Information Architects Corporation         100    143.18           75.00           93.18          16.47            2.09
------------------------------------------------------------------------------------------------------------------------
NASDAQ Composite Index                     100    111.79          156.09          289.67         175.86          138.84
------------------------------------------------------------------------------------------------------------------------
NASDAQ Computer Index                      100    103.54          189.83          389.20         216.74          164.10
------------------------------------------------------------------------------------------------------------------------

An assumed Initial Price Offering (IPO) of $55.00 was used to calculate the return for Information Architects.

Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 1

                    ----------------------------------------

                                 PROPOSAL NO. 2

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Subject to approval by the shareholders, the Board of Directors, upon recommendation of the Audit Committee has appointed Holtz Rubenstein & Co. LLP as the independent public accountants to audit the financial statements of the Company for the year ending December 31, 2002. A representative from Holtz, Rubenstein & Co., LLP is not expected to be present. However, a representative is expected to be available by phone and have the opportunity to respond to appropriate questions.

Holtz Rubenstein & Co. LLP has served continuously as the Company's independent auditors since the fiscal year ended December 31, 1997.

Fees Paid to Holtz Rubenstein & Co., LLP
The following table shows the fees paid or accrued by the Company for the audit and other services provided by Holtz Rubenstein & Co., LLP for the year ended December 31, 2001.

     Audit Fees                                                         $ 50,000
     Financial Information System Design and Implementation                  -
     Other                                                                   -
                                                                        --------
     Total                                                              $ 50,000
                                                                        --------
The Audit Committee believes that the provision of professional services rendered by the Accountants is compatible with maintaining the Principal Accountants' independence.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 2

                    ----------------------------------------

                           PROPOSALS OF SHAREHOLDERS

Shareholders of the Company, pursuant to Rule 14a-8, who intend to present a proposal for action at the 2002 Annual Meeting of Shareholders of the Company must notify the Company's management of such intention by notice received at the Company's principal executive offices not later than January 31, 2002, for such proposal to be included in the Company's proxy statement and form of proxy relating to such meeting. Any other shareholder proposal submitted after January 31, 2002 will be considered untimely.

          ANNUAL REPORT TO SHAREHOLDERS AND INCORPORATION BY REFERENCE

The Company's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission, is being delivered with this Proxy Statement to the Company's shareholders and is incorporated by reference into this Proxy Statement.

                                 OTHER MATTERS

The Board of Directors knows of no other matters that are expected to be presented for consideration at the Meeting which are not described herein. However, if other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES, A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED, AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

By Order of the Board of Directors
Robert F. Gruder, Chairman

                       INFORMATION ARCHITECTS CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            June 14, 2002 3:00 P.M.

The undersigned hereby appoints Robert F. Gruder and Thomas J. Dudchik, and each of them jointly and severally, proxies with full power of substitution and revocation, to vote on behalf of the undersigned all shares of Common Stock and Common Stock Equivalents of Information Architects Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on June 14, 2002 or any adjournments thereof.

        1. ELECTION OF DIRECTORS.

           FOR all the nominees listed below [ ]

           WITHHOLD AUTHORITY to vote for all nominees listed below [ ]

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the box next to the nominee's name below.)

           Robert F. Gruder [ ]        Thomas J. Dudchik [ ]

           Wells Van Pelt [ ]          Marc S. Ganis [ ]

           Larry R. Green [ ]

        2. PROPOSAL TO RATIFY THE SELECTION AND APPOINTMENT BY THE COMPANY'S BOARD OF DIRECTORS OF HOLTZ RUBENSTEIN & CO., LLP, INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS, AS AUDITORS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2002.

           FOR [ ]     AGAINST [ ]     ABSTAIN [ ]

In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

(Continued and to be signed on reverse side.)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED TO ELECT MESSRS. GRUDER, DUDCHIK, GREEN, VAN PELT AND GANIS AS DIRECTORS (PROPOSAL NO. 1); AND TO RATIFY THE SELECTION AND APPOINTMENT BY THE COMPANY'S BOARD OF DIRECTORS OF HOLTZ, RUBENSTEIN & CO., LLP, INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS, AS AUDITORS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2002 (PROPOSAL NO. 2).


-------------------------------------------------
Dated


-------------------------------------------------
Signature


-------------------------------------------------
Title (if required)


-------------------------------------------------
Signature if held jointly


(Please sign exactly as ownership appears on this proxy. Where stock is held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)


_____ Please indicate by check mark if you plan to attend in person the Information Architects Corporation Annual Shareholder's Meeting at Information Architects Headquarters, 4064 Colony Road, Charlotte, North Carolina 28211 at 3:00 p.m. on June 14, 2002.


Please mark, date, sign and return proxy in the enclosed envelope.

Exhibit 1
                       INFORMATION ARCHITECTS CORPORATION
                         CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS


                                   I. PURPOSE

The primary purpose of the Audit Committee of the Board of Directors
("Board") of Information Architects Corporation (the "Company") is to assist the Board in fulfilling its oversight responsibilities by (i) reviewing the financial information which will be provided to the shareholders, potential shareholders, the investment community and others; (ii) reviewing the systems of internal controls which management and the Board have established; (iii) reviewing the audit process; (iv) reviewing and evaluating the Company's outside auditors; and (v) providing an open avenue of communication among the outside auditors, financial and senior management, the internal auditing function, and the Board. The Board recognizes that an informed and vigilant Audit Committee represents an effective influence for ensuring adequate internal controls and accurate and complete financial reporting. The members of the Audit Committee are expected to discharge their duties with the same good faith, diligence, care and skill exercised in performing their duties as Directors of the Company.

                                 II. FUNCTIONS

The Audit Committee shall perform the following functions:

1. Independent Accountants. After due consideration of management's recommendations, make its recommendation to the Board concerning the selection, retention, or change of the independent auditor. The independent auditor is accountable to the Board and the Audit Committee.
2. Oversight of Independent Accountants. Evaluate the independent accountants on an annual basis and where appropriate recommend a replacement for the independent accountants. In such evaluation, the Audit Committee shall ensure that the independent accountants deliver to the Audit Committee a formal written statement delineating all relationships between the accountants and the Company. The Audit Committee also shall engage in a dialogue with the accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and in response to the independent accountant's report take, or recommend that the Board take, appropriate action to satisfy itself of the independent accountant's independence.
3. Accounting Principles and Disclosure. Review significant developments in accounting rules. The Audit Committee shall review with management recommended changes in the Company's methods of accounting or financial statements. The Audit Committee shall review with the independent accountants any significant proposed changes in accounting principles and financial statements. The Audit Committee also shall review internal audit plans in significant compliance areas.
4. Financial Disclosure Documents. Review with management and the independent accountants the Company's financial disclosure. The purposes of the review shall be to evaluate the financial reporting process to reasonably assure that the financial statements fairly present the financial position and results of operations of the Company in accordance with generally accepted accounting principles, consistently applied. The Audit Committee shall inquire as to the following: (a) significant variations in financial information between reporting periods; (b) changes in accounting standards or rules promulgated by the Financial Accounting Standards Board or the U.S. Securities and Exchange Commission that have an impact on the financial statements; (c) estimates made by management having a material impact on the financial statements; and (d) changes in accounting principles adopted by the Company which have a significant impact on the financial statements.
5. Audit Review. Review the results of the annual audit. The review shall include any significant problems and material disputes between management and the independent accountants, matters related to the conduct of the audit which are to be communicated to the Audit Committee under generally accepted auditing standards including, discussions relating to the independent accountants' judgments about such matters as the quality, not just the acceptability, of the Company's accounting practices. The review shall include any significant problems and regulatory concerns.
6. Internal Control Systems. Review with the independent accountants their report on the audit and review with management the independent accountants suggested changes or improvements in the Company's accounting practices or controls. Consult with the independent accountants regarding the adequacy of internal accounting controls. Where appropriate, consultation with the independent accountants regarding internal controls shall be conducted out of management's presence. The Audit Committee shall monitor remedial action being taken by management.
7. Ethical Environment. Consult with management on the establishment and maintenance of an environment that promotes ethical behavior, including the establishment and communication to guard against dishonest, unethical, or illegal activities.
8. Oversight of Executive Officers and Directors and Conflicts of Interest. Review significant conflicts of interest involving directors or executive officers. The Audit Committee shall review compliance with Company policies and procedures with respect to officers' expense accounts and prerequisites, including their use of corporate assets, and consider the results of any review of these areas by the independent accountant.
9. Adequacy of Personnel. Review periodically the adequacy of the Company's accounting, financial, and auditing personnel resources.
10.Charter Amendments. Review this Charter annually, assess its adequacy and propose appropriate amendments to the Board.

The Audit Committee's function is one of oversight and review, and it is not expected to audit the Company, to define the scope of the audit, to control the Company's accounting practices, or to define the standards to be used in preparation of the Company's financial statements.

                        III. COMPOSITION & INDEPENDENCE

The Audit Committee shall have at least three members. The Board shall appoint all members and the Chairman of the Audit Committee. All members shall be "independent directors" as determined in accordance with the Company's By-laws and the requirements for audit committee membership of any exchange on which the Company's securities are listed or of any applicable law

Members of the Audit Committee shall be financially literate or become financially literate within a reasonable period of time after appointment to the Audit Committee. At least one member of the Audit Committee shall have accounting, related financial management expertise, or any other comparable experience or background that results in the individual's financial sophistication all in accordance with the requirements of any exchange on which the Company's securities are listed or of any applicable law. The Board shall determine whether a member of the Audit Committee is financially literate or has accounting or related financial management expertise.

In the event that an Audit Committee member faces a potential or actual conflict of interest with respect to a matter before the Audit Committee, that Audit Committee member shall be responsible for alerting the Audit Committee Chairman, and in the case where the Audit Committee Chairman faces a potential or actual conflict of interest, the Audit Committee Chairman shall advise the Chairman of the Board. In the event that the Audit Committee Chairman, or the Chairman of the Board, concurs that a potential or actual conflict of interest exists, an independent substitute Director shall be appointed as an Audit Committee member until the matter, posing the potential or actual conflict of interest, is resolved.

The Audit Committee shall have the power to adopt its own operating rules and procedures and to call upon assistance from officers and employees of the Company. The Audit Committee shall report its activities to the full Board following each meeting of the Audit Committee to keep the Board informed of Audit Committee activities and findings on a current basis.

                            IV. QUORUM AND MEETINGS

A quorum of the Audit Committee shall be declared when a majority of the appointed members of the Audit Committee are in attendance. The Audit Committee shall meet at least annually with management and the independent auditor regarding their systems of internal control, results of audits, and accuracy of financial reporting. The Audit Committee will also meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditors' examination and management report. Otherwise, the Audit Committee shall meet on an as needed basis. Meetings shall be scheduled at the discretion of the Chairman. The Audit Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

                                   V. REPORTS

The Audit Committee will report to the Board from time to time with respect to its activities and its recommendations. When presenting any recommendation or advice to the Board, the Audit Committee will provide such background and supporting information as may be necessary for the Board to make an informed decision. The Audit Committee will keep minutes of its meetings and will make such minutes available to the full Board for its review.

                              VI. OTHER AUTHORITY

The Audit Committee is authorized to confer with Company management and other employees to the extent it may deem necessary or appropriate to fulfill its duties. The Audit Committee is authorized to conduct or authorize investigations into any matters within the Audit Committee's scope of responsibilities. The Audit Committee also is authorized to seek outside legal or other advice to the extent it deems necessary or appropriate, provided it shall keep the Board advised as to the nature and extent of such outside advice. The Audit Committee will perform such other functions as are authorized for this Audit Committee by the Board.